As filed with the Securities and Exchange Commission on September 21, 2023

Registration No. 333-271780

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO:

FORM S-3

REGISTRATION STATEMENT

NO. 333-271780

UNDER

THE SECURITIES ACT OF 1933

Paratek Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0960223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Park Plaza

Boston, Massachusetts 02116

(617) 807-6600

(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Evan Loh, M.D.

Chief Executive Officer

Paratek Pharmaceuticals, Inc.

75 Park Plaza

Boston, Massachusetts 02116

(617) 807-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos

Leah R. Sauter

Elisabeth M. Martin

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

(617) 880-4500

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement:

•

Registration No. 333-271780, filed with the Commission on May 9, 2023, registering the sale of up to (a) $250,000,000 of (i) shares of Common Stock, (ii) shares of Preferred Stock, (iii) debt securities, (iv) warrants to purchase Common Stock, Preferred Stock and debt securities and (v) units.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 6, 2023, among the Registrant, Resistance Acquisition, Inc., a Delaware corporation (“Parent”), and Resistance Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on September 21, 2023.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement and, in accordance with undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 21, 2023.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Evan Loh
Name:	Evan Loh, M.D.
Title:	Chief Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.